Exhibit 99.1

ADT REPORTS SECOND QUARTER 2021 RESULTS
Continuing progress against 2021 objectives
Residential subscriber growth remains strong
Commercial rebound underway
Proactively improving capital structure
BOCA RATON, Fla. – August 4, 2021 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the second quarter of 2021.
SECOND QUARTER 2021 OPERATIONAL HIGHLIGHTS
•Gross recurring monthly revenue (RMR) additions grew 28%
•End of period RMR of $352 million increased by 4%
•Solid customer retention with attrition at 13.3%
•Commercial recovery continues with improved year-over-year results
•Proactively improving capital structure to improve liquidity and address near-term debt maturities

“We continue to make substantial progress against our key priorities for 2021, including growing our RMR additions and our recurring monthly revenue base, improving the performance of our Commercial business, and driving innovation both through our internal expertise and through our strategic partnerships. I want to thank our entire ADT team for serving our customers and delivering solid results for our shareholders,” stated Jim DeVries, ADT’s President and CEO. “From mobile to residential to commercial, the breadth and scope of service ADT provides is unmatched in the marketplace. We are well positioned to lead the way in the fast-growing markets for smart home and commercial protection, leveraging our trusted brand to drive profitable growth through premium services, innovative technology, and best-in-class partnerships.”

SECOND QUARTER 2021 FINANCIAL RESULTS(1)

	GAAP
	Three Months Ended		Six Months Ended
(in millions, except revenue payback and attrition)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Total revenue	$1,304	$1,331	$2,609	$2,701
Net loss	$(126)	$(107)	$(174)	$(407)
Net cash provided by operating activities	$426	$379	$786	$629
Net cash used in investing activities	$(378)	$(197)	$(777)	$(536)
Net cash used in financing activities	$(19)	$(254)	$(60)	$(96)
	Other Measures
Adjusted EBITDA	$542	$563	$1,084	$1,103
Adjusted Free Cash Flow	$164	$232	$227	$405
Trailing twelve-month revenue payback	—	—	2.2 years	2.3 years
Trailing twelve-month gross customer revenue attrition (percentage)	—	—	13.3%	13.1%

SECOND QUARTER 2021 RESULTS(1)
Total revenue declined 2% year over year to $1,304 million, driven primarily by a $69 million decrease in installation and other revenue. Consumer and Small Business installation revenue declined by $109 million from a year ago, reflecting the non-cash reduction in reported revenue due to equipment ownership model changes, which was partially offset by higher Commercial installation revenue. Monitoring and related services revenue was up $42 million or 4%, driven by higher recurring monthly revenue.
Reflecting strong customer retention, trailing twelve-month gross customer revenue attrition of 13.3% increased slightly from a year ago due primarily to headwinds from the 2020 Defenders acquisition and an increase in customer relocations. Trailing twelve-month customer revenue payback remained at 2.2 years.
The Company reported a net loss of $126 million, compared to the prior year’s net loss of $107 million, as strong M&S revenue and improved Commercial performance were offset by higher year-over-year expense related to radio conversion, service, and net subscriber acquisition costs. Diluted net loss per share of common stock was $(0.15) compared to $(0.14) a year ago, and diluted net loss per share of Class B common stock was $(0.15). As detailed below, diluted net loss per share before special items was $(0.07) in both periods.
Adjusted EBITDA was $542 million, down from $563 million in the prior year, reflecting the non-cash impact of the ownership model changes, an increase in service costs, and investment in IT infrastructure and next generation technology. These items were partially offset by strong monitoring and related services revenue performance, as well as improved Commercial results.
Year to date net cash provided by operating activities was $786 million and net cash used in investing activities was $777 million. These amounts compare to $629 million and $536 million, respectively, for the first six months of 2020. The increase in cash provided by operating activities reflects the impact of lower outright sales to residential customers in 2021 and the non-recurrence of a 2020 payment related to the Defenders acquisition, partially offset by higher net payments for radio conversion costs. The increase in net cash used in investing activities reflects subscriber system asset expenditures and additional spending for dealer and bulk account purchases, partially offset by the non-recurrence of the Defenders acquisition. Net cash used in financing activities was $60 million compared to $96 million a year ago.
Year to date Adjusted Free Cash Flow was $227 million, down from $405 million in the prior year period. The decrease was driven by higher subscriber acquisition costs to fund significant growth in customers and RMR additions.
BUSINESS HIGHLIGHTS
ADT is a trusted consumer brand, driving profitable growth through innovative technology, strategic partnerships, and premium products and service. Key highlights of the Company’s performance include:
•Continued Growth of RMR – During the quarter, Gross RMR additions increased to $14.5 million, an increase of 28% from the prior year. This growth included stronger year over year performance of ADT’s dealer network. Total U.S. Gross RMR additions have increased by double digits in each of the past four quarters. As of the end of the quarter, RMR totaled $352 million, representing a 4% year over year increase. Approximately 80% of the Company’s total revenues come from this durable recurring revenue.
•Radio Conversions Progress – The Company continued to make significant progress in replacing the 3G and Code-Division Multiple Access (“CDMA”) cellular equipment used in many of its security systems. During the first half of 2021, the number of customer systems to be converted was reduced by 1 million. As of June 30, 2021, there were approximately 800 thousand customer systems remaining to be converted.
•Proactively improving capital structure – Subsequent to the end of the quarter, the Company completed a number of transactions to proactively improve its balance sheet. In July, the Company issued $1 billion in new notes due in 2029 and plans to use the proceeds to retire its $1 billion of notes due in 2022. The Company also extended the maturity of its revolving credit facility to 2026 and upsized its capacity from $400 million to $575 million. The Company amended its consumer financing agreement on more favorable terms while aligning the facility more closely with customers’ needs, including a wider range of smart home products. Combined with other refinancing transactions in 2019 and 2020, the Company has flattened near-term maturities, improved liquidity, and reduced annual cash interest by more than $100 million.
•Cash dividend declared – Effective August 4, 2021, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of September 16, 2021. This dividend will be paid on October 5, 2021.

____________________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, and Diluted Net Income (Loss) per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Derek Fiebig - ADT tel: 561.226.2892 derekfiebig@adt.com
Conference Call
Management will discuss the Company’s second quarter of 2021 results during a conference call and webcast today beginning at 5:00 p.m. ET. The conference call can be accessed as follows:
•By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Second Quarter 2021 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com.
An audio replay of the conference call will be available from approximately 8:00 p.m. ET on Wednesday, August 4, 2021 until 11:59 p.m. ET on Wednesday, August 18, 2021, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 13720827 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT is the most trusted brand in smart home and small business security. Through innovative products, partnerships and the largest network of smart home security professionals in the United States, we connect and protect what matters most to our customers at home, work and on the go. For more information, visit www.adt.com.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Adjusted Free Cash Flow, Net Income (Loss) before special items, and Diluted Net Income (Loss) per share before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, net, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.

Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Adjusted Free Cash Flow
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility, (ii) financing and consent fees, (iii) restructuring and integration, (iv) integration related capital expenditures, (v) radio conversion costs, net, and (vi) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Adjusted Free Cash Flow is a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
Adjusted Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Adjusted Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Adjusted Free Cash Flow in combination with the GAAP cash flow numbers.
During the second quarter of 2020, Free Cash Flow before special items was renamed Adjusted Free Cash Flow to reflect the net cash flow associated with our consumer receivables facility, which supports our consumer financing program that launched nationally in 2020. The inclusion of the net cash flow associated with our consumer receivables facility represents the only revision to Free Cash Flow before special items.

Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) share-based compensation expense, (ii) merger, restructuring, integration, and other, (iii) losses on extinguishment of debt, (iv) unrealized gains and losses on interest rate swap contracts not designated as hedges, (v) radio conversion costs, net, (vi) financing and consent fees, (vii) foreign currency gains/losses, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes.
Diluted Net Income (Loss) per share before special items is Net Income (Loss) before special items divided by diluted weighted-average shares outstanding of common stock. In periods of net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock to shares of common stock as the results would be anti-dilutive.
We believe that Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income (loss), and diluted net income (loss) per share of common stock and Class B common stock. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, our strategic partnership and ongoing relationship with Google, the expected timing of product commercialization with Google or any changes thereto, the successful internal development, commercialization and timing of our next generation platform and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$150	$205
Accounts receivable, net	357	336
Inventories, net	193	175
Work-in-progress	50	41
Prepaid expenses and other current assets	199	210
Total current assets	949	967
Property and equipment, net	325	326
Subscriber system assets, net	2,762	2,663
Intangible assets, net	5,649	5,907
Goodwill	5,245	5,236
Deferred subscriber acquisition costs, net	742	654
Other assets	404	364
Total assets	$16,076	$16,117

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$91	$45
Accounts payable	357	322
Deferred revenue	347	346
Accrued expenses and other current liabilities	626	584
Total current liabilities	1,421	1,296
Long-term debt	9,471	9,448
Deferred subscriber acquisition revenue	1,001	832
Deferred tax liabilities	936	991
Other liabilities	392	511
Total liabilities	13,221	13,078

Total stockholders' equity	2,855	3,039
Total liabilities and stockholders' equity	$16,076	$16,117
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Monitoring and related services	$1,084	$1,041	$2,146	$2,087
Installation and other	221	290	463	614
Total revenue	1,304	1,331	2,609	2,701
Cost of revenue (exclusive of depreciation and amortization shown separately below)	382	376	763	784
Selling, general, and administrative expenses	446	415	895	868
Depreciation and intangible asset amortization	474	478	944	967
Merger, restructuring, integration, and other	5	12	25	121
Operating (loss) income	(2)	50	(18)	(39)
Interest expense, net	(167)	(187)	(214)	(413)
Loss on extinguishment of debt	—	—	—	(66)
Other income	2	2	3	5
Loss before income taxes	(167)	(135)	(229)	(513)
Income tax benefit	41	28	56	106
Net loss	$(126)	$(107)	$(174)	$(407)

Net loss per share - basic and diluted:
Common stock	$(0.15)	$(0.14)	$(0.21)	$(0.54)
Class B common stock	$(0.15)	$—	$(0.21)	$—

Weighted-average shares outstanding - basic and diluted:
Common stock	766	761	764	760
Class B common stock	55	—	55	—
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net loss	$(174)	$(407)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	944	967
Amortization of deferred subscriber acquisition costs	59	45
Amortization of deferred subscriber acquisition revenue	(78)	(59)
Share-based compensation expense	30	48
Deferred income taxes	(63)	(115)
Provision for losses on receivables and inventory	19	78
Loss on extinguishment of debt	—	66
Intangible asset impairments	18	—
Unrealized (gain) loss on interest rate swap contracts	(92)	98
Other non-cash items, net	71	78
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(148)	(95)
Deferred subscriber acquisition revenue	130	70
Other, net	70	(145)
Net cash provided by operating activities	786	629
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(340)	(144)
Subscriber system asset expenditures	(339)	(137)
Purchases of property and equipment	(84)	(76)
Acquisition of businesses, net of cash acquired	(16)	(179)
Other investing, net	2	2
Net cash used in investing activities	(777)	(536)
Cash flows from financing activities:
Proceeds from long-term borrowings	11	1,640
Proceeds from receivables facility	71	20
Repayment of long-term borrowings, including call premiums	(32)	(1,674)
Repayment of receivables facility	(17)	—
Dividends on common stock	(58)	(53)
Deferred financing costs	—	(16)
Other financing, net	(35)	(13)
Net cash used in financing activities	(60)	(96)

Net decrease in cash and cash equivalents and restricted cash and restricted cash equivalents	(51)	(3)
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	208	49
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$157	$46
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Total Revenue by Segment

	Three Months Ended		Six Months Ended
(in millions)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
CSB:
Monitoring and related services	$965	$936	$1,916	$1,874
Installation and other	57	166	145	339
CSB	$1,023	$1,102	$2,061	$2,213
Commercial:
Monitoring and related services	$118	$105	$230	$213
Installation and other	163	124	318	274
Commercial	282	229	548	488
Total Revenue	$1,304	$1,331	$2,609	$2,701
Adjusted EBITDA by Segment

	Three Months Ended		Six Months Ended
(in millions)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
CSB	$510	$551	$1,029	$1,088
Commercial	32	12	55	15
Total	$542	$563	$1,084	$1,103
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended		Six Months Ended
(in millions)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net loss	$(126)	$(107)	$(174)	$(407)
Interest expense, net	167	187	214	413
Income tax benefit	(41)	(28)	(56)	(106)
Depreciation and intangible asset amortization	474	478	944	967
Amortization of deferred subscriber acquisition costs	30	23	59	45
Amortization of deferred subscriber acquisition revenue	(41)	(30)	(78)	(59)
Share-based compensation expense	14	25	30	48
Merger, restructuring, integration and other	5	12	25	121
Loss on extinguishment of debt	—	—	—	66
Radio conversion costs, net(1)	61	5	119	12
Financing and consent fees(2)	—	—	4	5
Other(3)	(1)	(3)	(4)	(2)
Adjusted EBITDA	$542	$563	$1,084	$1,103

Net loss to total revenue ratio	(9.6)%	(8.0)%	(6.7)%	(15.1)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	50.0%	54.1%	50.5%	52.8%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents fees expensed associated with financing transactions.
(3) Represents other charges and non-cash items.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in millions)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net cash provided by operating activities	$426	$379	$786	$629
Net cash used in investing activities	$(378)	$(197)	$(777)	$(536)
Net cash used in financing activities	$(19)	$(254)	$(60)	$(96)

Net cash provided by operating activities	$426	$379	$786	$629
Dealer generated customer accounts and bulk account purchases	(141)	(82)	(340)	(144)
Subscriber system asset expenditures	(195)	(72)	(339)	(137)
Purchases of property and equipment	(42)	(42)	(84)	(76)
Free Cash Flow	48	182	23	271
Net proceeds from receivables facility	32	19	55	19
Financing and consent fees	—	—	3	5
Restructuring and integration payments	6	6	7	13
Integration related capital expenditures	3	7	7	12
Radio conversion costs, net	72	4	123	7
Other, net(1)	3	13	9	78
Adjusted Free Cash Flow	$164	$232	$227	$405
Note: amounts may not add due to rounding
_______________________
(1) The six months ended June 30, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition. This was partially offset by $14 million related to the unrealized portion of a $39 million advance payment received for estimated charge-backs in connection with the Defenders acquisition, of which $14 million was realized during the three months ended March 31, 2020 and $11 million was realized during the three months ended June 30, 2020.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Net Loss Before Special Items and Diluted Net Loss Per Share Before Special Items

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net loss	$(126)	$(107)	$(174)	$(407)
Merger, restructuring, integration, and other	5	12	25	121
Financing and consent fees(1)	—	—	4	5
Loss on extinguishment of debt	—	—	—	66
Radio conversion costs, net(2)	61	5	119	12
Share-based compensation expense	14	25	30	48
Interest rate swaps, net(3)	14	28	(92)	98
Other(4)	(1)	(3)	(4)	(2)
Tax adjustments(5)	(22)	(16)	(20)	(63)
Net loss before special items	$(55)	$(55)	$(112)	$(123)

Weighted-average shares outstanding - diluted:
Common stock	766	761	764	760
Class B common stock	55	—	55	—

Net loss per share - diluted:
Common stock	$(0.15)	$(0.14)	$(0.21)	$(0.54)
Class B common stock	$(0.15)	$—	$(0.21)	$—

Net loss per share before special items - diluted:(6)	$(0.07)	$(0.07)	$(0.15)	$(0.16)
Note: amounts may not add due to rounding
_______________________
(1) Represents fees expensed associated with financing transactions.
(2) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(3) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(4) Represents other charges and non-cash items.
(5) Represents tax impact on special items.
(6) Represents net loss before special items divided by diluted weighted-average shares outstanding of common stock.